EXHIBIT 99.1

Tennessee Commerce Bank’s New Alliance with ICBA Financial Services Will Benefit Small Businesses Nationwide

Company Release - 01/29/2009 15:47

FRANKLIN, Tenn.—(BUSINESS WIRE)— Tennessee Commerce Bank today announced a new joint effort in small business equipment financing with ICBA Financial Services, a subsidiary of the Independent Community Bankers of America (ICBA). Tennessee Commerce Bank, a subsidiary of Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC) and an ICBA member bank, will originate or acquire small business equipment loans and leases for packaging and sale to other ICBA member banks nationwide that are looking for additional loan portfolio growth and/or diversification.

“The U.S. Treasury is encouraging lending to the business community, especially lending to small businesses. Our alliance with ICBA will support this type of lending activity,” said Michael R. Sapp, president of Tennessee Commerce Bank. “It will also grow our business bank strategy and expand our small business equipment finance program to other ICBA members.”

Sapp stated, “During these times when loan portfolio diversification is so important, we believe that this extension of small business lending can present a quite attractive risk/reward opportunity to other community banks in Tennessee and throughout the United States.”

Tennessee Commerce Bank, a ten-year old, $1 billion plus asset bank in Franklin, TN, operates under a business bank strategy. In recent years, it has originated and acquired critical use small business equipment loans and leases for subsequent seasoning, packaging and sale with certain credit enhancements to other financial institutions.

Under the new initiative of Tennessee Commerce Bank and ICBA Financial Services, packages of previously originated small business equipment loans and leases with an existing payment track record and an average remaining term of generally four years or less are offered for sale to ICBA members. Packages are offered at a yield competitive with other small business lenders, especially given the absence of virtually all origination and servicing costs. Tennessee Commerce retains servicing responsibilities.

“Community banks have always been the driving force in financing the growth of small business in the American economy,” said Jeff A. Nunn, ICBA Financial Services chairman and president and CEO of Citizens Bank of Claude, Texas. “Lending to small business is something we do every day. This new venture will enable member banks to grow their loan portfolios efficiently with virtually no additional origination or servicing costs.”

For more information on the Small Business Equipment Finance initiative, contact Bill Reid at 1-800-786-0223 or bill.reid@icba.org.

About Tennessee Commerce Bank

Tennessee Commerce Bank is a subsidiary of Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC). The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Birmingham, Alabama; Atlanta, Georgia; and Minneapolis, Minnesota. Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC. Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

About ICBA Financial Services

ICBA Financial Services is a subsidiary of the Independent Community Bankers of America (ICBA) and provides a wide range of financial services to ICBA member banks, their customers, employees, and owners. For more information, visit www.icbafinancial.com.

    Source: Tennessee Commerce Bancorp, Inc.

Contact: Tennessee Commerce Bank Doug Rogers, Senior Vice President, 615-599-2274 drogers@tncommercebank.com or Varallo Public Relations Deborah Varallo, 615-367-5200, ext. 14 Varallo@varallopr.com